Exhibit 11
                         THERMO INSTRUMENT SYSTEMS INC.

                        Computation of Earnings per Share


                                                      Three Months Ended
                                                 ----------------------------
                                                    March 30,        April 1,
                                                         1996            1995
   --------------------------------------------------------------------------
   Computation of Fully Diluted Earnings
    per Share from Continuing Operations:

   Income:
     Net income                                  $ 34,043,000    $ 16,914,000

     Add: Convertible obligation interest,
          net of tax                                1,348,000       1,517,000
                                                 ------------    ------------
     Income applicable to common stock
      assuming full dilution (a)                 $ 35,391,000    $ 18,431,000
                                                 ------------    ------------

   Shares:
     Weighted average shares outstanding           91,874,948      89,365,446

     Add: Shares issuable from assumed
          conversion of convertible
          obligations                              14,445,711      16,580,700

          Shares issuable from assumed
          exercise of options (as determined
          by the application of the treasury
          stock method)                               948,346         460,469
                                                 ------------    ------------
     Weighted average shares outstanding,
      as adjusted (b)                             107,269,005     106,406,615
                                                 ------------    ------------
   Fully Diluted Earnings per Share from
    Continuing Operations (a) / (b)              $        .33    $        .17
                                                 ============    ============
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                                                                    Exhibit 11
                         THERMO INSTRUMENT SYSTEMS INC.

                  Computation of Earnings per Share (continued)


                                                      Three Months Ended
                                                 ----------------------------
                                                    March 30,        April 1,
                                                         1996            1995
   --------------------------------------------------------------------------
   Computation of Fully Diluted Earnings
    per Share:

   Income:
     Net income                                  $ 34,043,000    $ 16,916,000

     Add: Convertible obligation interest,
          net of tax                                1,348,000       1,517,000
                                                 ------------    ------------
     Income applicable to common stock
      assuming full dilution (a)                 $ 35,391,000    $ 18,433,000
                                                 ------------    ------------

   Shares:
     Weighted average shares outstanding           91,874,948      89,365,446

     Add: Shares issuable from assumed
          conversion of convertible
          obligations                              14,445,711      16,580,700

          Shares issuable from assumed
          exercise of options (as determined
          by the application of the treasury
          stock method)                               948,346         460,469
                                                 ------------    ------------
     Weighted average shares outstanding,
      as adjusted (b)                             107,269,005     106,406,615
                                                 ------------    ------------

   Fully Diluted Earnings per Share (a) / (b)    $        .33    $        .17
                                                 ============    ============